Exhibit 10.4(D)

RESOLUTIONS OF THE BOARD OF DIRECTORS OF YAHOO! INC.

AMENDING THE DIRECTORS’ STOCK PLAN

March 10, 2017

WHEREAS, Yahoo! Inc. (the “Company”) and Verizon Communications Inc. (“Verizon”) entered into a Stock Purchase Agreement, dated July 23, 2016, as amended February 20, 2017 (the “Stock Purchase Agreement”), pursuant to which the Company has agreed to sell, and Verizon has agreed to purchase (the “Sale”), all of the outstanding shares of Yahoo Holdings, Inc., a wholly-owned subsidiary of the Company (“Yahoo Holdings”) (and, prior to the sale of Yahoo Holdings, to cause Yahoo Holdings to sell to a foreign subsidiary of Verizon all of the equity interests in a newly formed foreign subsidiary of Yahoo Holdings that will hold certain foreign subsidiaries relating to the operating business), which, immediately prior to the consummation of the Sale, will own the Company’s operating business;

Directors’ Stock Plan Matters

WHEREAS, promptly following the completion of the Sale (the “Closing”), the Company will register with the U.S. Securities and Exchange Commission (“SEC”) as an investment company (a “Registered Investment Company”) under the Investment Company Act of 1940 (the “1940 Act”);

WHEREAS, SEC rules applicable to Registered Investment Companies will generally prohibit the Company from having stock-settled equity awards outstanding more than 120 days following the Closing;

WHEREAS, the Directors’ Stock Plan (the “Plan”) provides for (a) automatic grants of restricted stock units to members of the Company’s Board of Directors (the “Board”) who are Outside Directors (as defined under the Plan) at each Annual Meeting (as defined under the Plan) and also upon an Outside Director first becoming a director on the Board, and (b) automatic grants of restricted stock units in lieu of cash fees for directors filing timely elections therefor (collectively, “Automatic Grants”); and

WHEREAS, the Board has determined it is in the best interests of the Company to provide that effective as of the Closing, Automatic Grants shall no longer be made under the Plan and Sections 4(b) and 11 of the Plan, which provide for such Automatic Grants, shall have no further force or effect following the Closing.

NOW, THEREFORE, BE IT RESOLVED, that that the Board hereby approves that, effective as of the Closing, Automatic Grants shall no longer be made under the Plan and Sections 4(b) and 11 of the Plan, which provide for such Automatic Grants, shall have no further force or effect following the Closing.

General Authorizations

RESOLVED, that any and all actions heretofore or hereafter taken by any of the officers of the Company (each, an “Authorized Officer” and collectively, the “Authorized Officers”) in connection with the subject matter of these resolutions are hereby ratified and confirmed in all respects as the act and deed of the Company; and be it further

RESOLVED, that in order to fully carry out the intent and effectuate the purposes of the foregoing resolutions, the Authorized Officers be, and each of them hereby is, authorized, empowered and directed to take such other action and to execute, file and deliver (or cause to be executed, filed and delivered), in the name and on behalf of the Company, all such agreements, documents, certificates and instruments as any of them shall deem necessary or advisable to effectuate the intent and purposes of the foregoing resolutions, such determination to be conclusively evidenced by the performance of such acts and the execution, filing and delivery of such agreements, documents and instruments, and to pay all such fees and expenses, which shall in such Authorized Officer’s judgment be necessary, proper or advisable.